EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Valley Bank

We consent to the incorporation by reference in the registration statements (Nos. 333-126298 and 333-46488) on Form S-8 and in the registration statements (Nos. 333-156683 and 333-120311) on Form S-3 of Valley Financial Corporation and subsidiaries of our report dated March 23, 2009, with respect to the consolidated balance sheets of Valley Financial Corporation and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, shareholders’ equity and cash flows for the years then ended, which appear in the December 31, 2008 annual report on Form 10-K of Valley Financial Corporation and subsidiaries.

/s/ Elliott Davis, LLC

Galax, Virginia

March 27, 2009